FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person |2. Issuer Name and Ticker or Trading
Perlmutter       Norman                 |   Symbol
(Last)          (First)        (Middle) | United Television, Inc. (UTVI)
         Perlmutter Investment  Co.     |------------------------------------
         614 Laurel Avenue              | 3. IRS or Social Security Number
               (Street)                 |    of Reporting Person (Voluntary)
Highland Park  IL                60035  |
(City)       (State)             (Zip)  |
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4. Statement of Month/Year |  5. If Amendment, Date of Original (Month/Year)
     02/00                 |
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6. Relationship of Reporting Person | 7. Individual or Joint/Group Filing
    to Issuer (Check all applicable)|
                                    |   x  Form filed by one Reporting Person
    x  Director          10% Owner  |  ---
   ---               ---            |      Form filed by more than one
       Officer           Other      |  --- Reporting Person
   --- (give title   --- (specify   |
       below)            below)     |
                                    |
                                    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security   2. Transaction      3. Transaction      4. Securities       5. Amount of    6. Ownership     7. Nature of
                          Date                Code                Acquired (A)        Securities      Form:            Indirect
                          (Month/Day/Year)                        or Disposed         Beneficially    Direct (D)       Beneficial
                                                                    of (D)            Owned at End    Indirect (I)     or Ownership
                                                                                      of Month
                                              Code   V          Amount   (A)  Price
                                                                         or
                                                                         (D)

Common Stock              02/16/00            M                 3,500    A    58.00
Common Stock              02/16/00            M                 1,000    A    62.25   6,500           D

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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                 Table II-Derivative Securities Acquired, Disposed of,
                          or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date

Director stock option     58.00                02/16/00        M               3,500               02/23/95     02/22/00
  (Right to buy)
Director stock option     62.25                02/16/00        M               1,000               04/27/95     04/26/00
  (Right to buy)
7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Month                 or
                                                                                 Indirect (I)
Title           Number
                of Shares
Common stock    3,500           --                      -0-                      D
Common stock    1,000           --                      -0-                      D

Explanation of Responses:

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**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   /s/Norman Perlmutter                        March 22, 2000
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   **Signature of Reporting Person                  Date